Exhibit 4.2

PRUDENTIAL FINANCIAL, INC.

TO

THE BANK OF NEW YORK MELLON

Trustee

Fourteenth Supplemental Indenture

Dated as of August 21, 2020

3.700% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2050

-i-

FOURTEENTH SUPPLEMENTAL INDENTURE

Fourteenth Supplemental Indenture, dated as of August 21, 2020 (the “Supplemental Indenture”), between Prudential Financial, Inc., a New Jersey corporation (the “Company”), having its principal office at 751 Broad Street, Newark, New Jersey 07102, and The Bank of New York Mellon (formerly known as The Bank of New York), a New York banking corporation, as trustee (hereinafter called the “Trustee”).

RECITALS OF THE COMPANY

The Company and the Trustee executed and delivered an indenture, dated as of June 17, 2008 (the “Base Indenture”), to the Trustee to provide for the future issuance of the Company’s subordinated debt securities, to be issued from time to time in one or more series as might be determined by the Company under the Base Indenture.

Section 901(5) of the Base Indenture permits the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, to enter into one or more supplemental indentures, in form satisfactory to the Trustee, without the consent of any Holders, to add, change or eliminate any of the provisions of the Indenture in respect of one or more series of Securities, provided that any such addition, change or elimination (A) shall neither (i) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Security with respect to such provision or (B) shall become effective only when there is no such Security Outstanding.

Section 901(6) of the Base Indenture provides that the Company and the Trustee, without the consent of any Holder, may enter into a supplemental indenture to establish the form or terms of Securities of any series as permitted by Sections 201 and 301 thereof.

Pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment, authentication and issuance of a new series of its Securities, and the form and terms thereof, as hereinafter set forth.

The Company has requested that the Trustee execute and deliver this Supplemental Indenture. The Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Sections 102 and 903 of the Base Indenture to the effect, among other things, that all conditions precedent provided for in the Base Indenture to the Trustee’s execution and delivery of this Supplemental Indenture have been complied with. All acts and things necessary have been done and performed to make this Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

ARTICLE ONE

Definitions

Section 1.01. Definitions

For all purposes of this Supplemental Indenture, except as otherwise expressly provided herein or unless the context otherwise requires:

(a) the terms defined in the Base Indenture have the same meanings when used in this Supplemental Indenture unless otherwise defined herein;

(b) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(c) any reference to an Article, Section, other subdivision or Exhibit refers to an Article, Section or other subdivision of, or Exhibit to, this Supplemental Indenture; and

(d) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

In addition, the following terms used in this Supplemental Indenture have the following respective meanings:

“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (iii) a day on which the Corporate Trust Office is closed for business.

“Calculation Agent” means the Company, an Affiliate of the Company selected by the Company, or any other firm appointed by the Company, in each case, in the Company’s sole discretion, acting as calculation agent in respect of the Notes.

“Capital Regulator” means the governmental agency or instrumentality, if any, that has group-wide oversight of the Company’s regulatory capital.

“Company” has the meaning specified in the Recitals.

“Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Company defers interest pursuant to Section 3.05 and ending on the earlier of (i) the fifth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all deferred and unpaid amounts (including compounded interest on such deferred amounts) and all other accrued interest on the Notes.

“Five-year Treasury Rate” means, as of any Reset Interest Determination Date, the average of the yields on actively traded U.S. Treasury securities adjusted to constant maturity, for five-year maturities, for the most recent five Business Days appearing under the caption “Treasury Constant Maturities” in the Most Recent H.15. If the Five-year Treasury Rate cannot be determined pursuant to the preceding sentence, the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-year Treasury Rate, will determine the Five-year Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry-accepted successor Five-year Treasury Rate, then the Calculation Agent will use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the Business Day convention, the definition of Business Day and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

“H.15” means the daily statistical release designated as such, or any successor publication as determined by the Calculation Agent in its sole discretion, published by the Board of Governors of the Federal Reserve System.

“Indenture” means the Base Indenture as supplemented by this Supplemental Indenture, and as further supplemented from time to time with respect to the Notes.

“Initial Interest Reset Date” means October 1, 2030.

“Interest Payment Date” has the meaning specified in Section 3.04(b).

“Interest Period” means the period from and including August 21, 2020 to but excluding March 1, 2021, and the period from each Interest Payment Date to but excluding the next Interest Payment Date or, if earlier, the Maturity Date.

“Interest Reset Date” means the Initial Interest Reset Date and each date falling on the five-year anniversary of the preceding Interest Reset Date.

“Interest Reset Period” means the period from and including the Initial Interest Reset Date to, but not including, the next following Interest Reset Date and thereafter each period from and including each Interest Reset Date to, but not including, the next following Interest Reset Date.

“Maturity Date” has the meaning specified in Section 3.02.

“Most Recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Interest Determination Date.

“Notes” has the meaning specified in Section 3.01(a).

“Pari Passu Securities” means (i) the Company’s 4.125% Junior Subordinated Notes due 2060 (the “2060 Notes”), (ii) the Company’s 5.625% Junior Subordinated Notes due 2058, (iii) the Company’s 5.700% Fixed-to-Floating Rate Junior Subordinated Notes due 2048, (iv) the Company’s 4.500% Fixed-to-Floating Rate Junior Subordinated Notes due 2047, (v) the Company’s 5.375% Fixed-to-Floating Rate Junior Subordinated Notes due 2045, (vi) the

Company’s 5.875% Fixed-to-Floating Rate Junior Subordinated Notes due 2042, (vii) the Company’s 5.625% Fixed-to-Floating Rate Junior Subordinated Notes due 2043, (viii) the Company’s 5.20% Fixed-to-Floating Rate Junior Subordinated Notes due 2044, (ix) the Company’s 5.75% Junior Subordinated Notes due 2052 and (x) the Company’s 5.70% Junior Subordinated Notes due 2053.

“Parity Securities” means indebtedness of the Company that by its terms ranks in right of payment upon liquidation of the Company on a parity with the Notes, and includes the Notes and the Pari Passu Securities.

“Rating Agency Event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act that then publishes a rating for the Company (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Notes, which amendment, clarification or change results in:

(i) the shortening of the length of time the Notes are assigned a particular level of equity credit by that rating agency compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the date hereof, or

(ii) the lowering of the equity credit (including up to a lesser amount) assigned to the Notes by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the date hereof.

“Regulatory Capital Event” means the Company’s good faith determination that, as a result of:

(i) any amendment to, or change in, the laws, rules or regulations of the United States or any political subdivision of or in the United States or any other governmental agency or instrumentality as may then have group-wide oversight of the Company’s regulatory capital that is enacted or becomes effective after the date hereof;

(ii) any proposed amendment to, or change in, those laws, rules or regulations that is announced or becomes effective after the date hereof; or

(iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations that is announced after the date hereof, there is more than an insubstantial risk that the full principal amount of the Notes outstanding from time to time would not qualify as “Tier 2 Capital” (or a substantially similar concept) for purposes of the capital adequacy rules of any Capital Regulator to which the Company is or will be subject; provided that the proposal or adoption of any criterion:

(i) that is substantially the same as the corresponding criterion in the capital adequacy rules of the Board of Governors of the Federal Reserve System applicable to bank holding companies as of the date hereof, or

(ii) that would result in the full principal amount of the Notes outstanding from time to time not qualifying as “Tier 2 Capital” (or a substantially similar concept) for purposes of the capital adequacy rules of the Capital Regulator solely because the Company may redeem the Notes at its option upon the occurrence of a Rating Agency Event will not constitute a Regulatory Capital Event.

“Reset Interest Determination Date” means, in respect of any Interest Reset Period, the day falling two Business Days prior to the beginning of such Interest Reset Period.

“Supplemental Indenture” means this instrument as originally executed or as it from time to time may be supplemented or amended by one or more agreements supplemental hereto.

“Tax Event” means the receipt by the Company of an opinion of independent counsel experienced in such matters to the effect that, as a result of any:

(i) amendment to or change (including any officially announced proposed change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or effective on or after the date hereof;

(ii) official administrative decision or judicial decision or administrative action or other official pronouncement (including a private letter ruling, technical advice memorandum or other similar pronouncement) by any court, government agency or regulatory authority that reflects an amendment to, or change in, the interpretation or application of those laws or regulations that is announced on or after the date hereof; or

(iii) threatened challenge asserted in connection with an audit of the Company, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which challenge is asserted against the Company or becomes publicly known on or after the date hereof, there is more than an insubstantial increase in the risk that interest payable by the Company on the Notes is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for U.S. federal income tax purposes.

ARTICLE TWO

Amendments

Section 2.01. Amendment of Execution, Authentication, Delivery and Dating.

The first sentence of Section 303(f) (Execution, Authentication, Delivery and Dating) of the Base Indenture is hereby deleted and replaced with the following:

No Security shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Security a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual, facsimile or electronic signature of an authorized officer, and such certificate upon any Security shall be conclusive evidence, and the only evidence, that such Security has been duly authenticated and delivered hereunder and is entitled to the benefits of this Indenture.

ARTICLE THREE

General Terms and Conditions of the Notes

Section 3.01. Designation and Principal Amount

(a) Designation

Pursuant to Section 301 of the Base Indenture, there is hereby established a series of Securities of the Company designated as the 3.700% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2050 (the “Notes”), the principal amount of which to be issued shall be in accordance with Section 3.01(b) and as set forth in a Company Order for the authentication and delivery of Notes pursuant to the Base Indenture, and the form and terms of which shall be as set forth hereinafter.

(b) Principal Amount; Additional Notes

Notes in an initial aggregate principal amount of $800,000,000 upon execution of this Supplemental Indenture, shall be executed by the Company and delivered to the Trustee, and the Trustee shall thereupon authenticate and deliver said Notes in accordance with a Company Order. At any time and from time to time after the date hereof, without the consent of any Holders of the Notes, the Company may execute and deliver additional Notes to the Trustee for authentication, in addition to the $800,000,000 initial aggregate principal amount previously provided for, together with a Company Order for the authentication and delivery of such additional Notes, so long as such additional Notes are fungible for U.S. federal income tax purposes with the Notes issued as of the date hereof. Any additional Notes so issued shall have the same terms and conditions as the Notes issued on the date hereof in all respects, except for any difference in the issue date, issue price, interest accrued prior to the issue date of the additional Notes and first Interest Payment Date and shall be governed by this Supplemental Indenture and shall rank equally and ratably in right of payment with the Notes issued on the date of this Supplemental Indenture and, together with the Notes issued as of the date of this Supplemental Indenture, shall be treated as a single series of Notes for all purposes.

Section 3.02. Maturity

The Notes will mature on October 1, 2050 (the “Maturity Date”). If the Maturity Date is not a Business Day, payment of principal and interest to be made on the Maturity Date shall be made on the next Business Day (but no interest shall accrue as a result of such postponement).

Section 3.03. Form

The Notes shall be substantially in the form of Exhibit A, shall include the Trustee’s certificate of authentication in the form required by Section 205 of the Base Indenture and shall be issued in fully registered definitive form without interest coupons.

The Notes initially are issuable solely as Global Securities and shall bear the legend required by Section 204 of the Base Indenture.

The Depositary for the Notes initially shall be The Depository Trust Company (or any successor thereto).

Section 3.04. Rate of Interest; Interest Payment Dates

(a) Rate of Interest; Accrual

The Notes shall bear interest on their principal amount: (i) from and including August 21, 2020, to, but not including, the Initial Interest Reset Date at the rate of 3.700% per annum and (ii) from and including the Initial Interest Reset Date, during each Interest Reset Period, at the rate equal to the Five-year Treasury Rate as of the most recent Reset Interest Determination Date, plus 3.035% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months. Defaulted Interest and interest deferred pursuant to Section 3.05 will bear interest, to the extent permitted by law, at the interest rate in effect from time to time provided in this Section 3.04(a), from and including the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date.

(b) Interest Payment Dates

Subject to Section 3.05, accrued interest on the Notes shall be payable semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 2021, and on the Maturity Date (each such date, an “Interest Payment Date”), or if any such day is not a Business Day, the next Business Day (but no interest will accrue as a result of that postponement), to the Holders of the Notes at the close of business on the immediately preceding March 15 or September 15 (in each case, whether or not a Business Day), as the case may be.

Section 3.05. Deferral

(a) Option to Defer Interest Payments

(i) So long as no Event of Default with respect to the Notes has occurred or is continuing, the Company shall have the right, at any time and from time to time, to defer the payment of interest on the Notes for one or more consecutive Interest Periods that do not exceed five years for any single Deferral Period, provided that no Deferral Period shall extend beyond the Maturity Date, any earlier accelerated maturity date arising from an Event of Default or any other earlier redemption of the Notes. If the Company has paid all deferred interest (including compounded interest thereon) on the Notes, the Company shall have the right to elect to begin a new Deferral Period pursuant to this Section 3.05(a).

(ii) At the end of any Deferral Period, the Company shall pay all deferred interest (including compounded interest thereon) on the Notes to the Persons in whose names the Notes are registered in the Securities Register at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period.

(b) Notice of Deferral

The Company shall give written notice of its election to commence or continue any Deferral Period to the Trustee and the Holders of the Notes at least one Business Day and not more than 60 Business Days before the next Interest Payment Date. Such notice shall be given to the Trustee and each Holder of Notes at such Holder’s address appearing in the Security Register by first-class mail, postage prepaid (or, as long as the Notes are held through DTC, such notice shall be transmitted in accordance with applicable procedures of DTC).

Section 3.06. Events of Default

(a) Clauses (1) through (4) of Section 501 of the Base Indenture shall not apply to the Notes. Clauses (5) and (6) of Section 501 of the Base Indenture shall apply to the Notes.

(b) If an Event of Default specified in Clause (5) or (6) of Section 501 of the Base Indenture occurs, the principal amount of all the Notes shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.

(c) The Trustee shall provide to the Holders of the Notes notice of any Event of Default or default with respect to the Notes within 90 days after the actual knowledge of a Responsible Officer of the Trustee of such Event of Default or default. However, except in the case of a default in payment on the Notes, the Trustee will be protected in withholding the notice if one of its Responsible Officers determines that withholding of the notice is in the interest of such Holders.

(d) The Trustee shall have no right or obligation under the Indenture or otherwise to exercise any remedies on behalf of any Holders of the Notes pursuant to the Indenture in connection with any default, unless such remedies are available under the Indenture and the Trustee is directed to exercise such remedies pursuant to and subject to the conditions of Section 512 of the Base Indenture, provided, however, that this provision shall not affect the rights of the Trustee with respect to any Events of Default as set forth in Section 3.06(b) that may occur with respect to the Notes. In connection with any such exercise of remedies the Trustee shall be entitled to the same immunities and protections and remedial rights (other than acceleration) as if such default were an Event of Default.

(e) For purposes of this Section 3.06, the term “default” means any of the following events:

(i) default in the payment of interest, including compounded interest, in full on any Notes for a period of 30 days after the conclusion of a five-year period following the commencement of any Deferral Period if such Deferral Period has not ended prior to the conclusion of such five-year period;

(ii) default in the payment of principal of or premium, if any, on the Notes when due; or

(iii) default in the observance or performance of any covenant or agreement contained in the Indenture or the Notes.

Section 3.07. Securities Registrar; Paying Agent; Place of Payment

The Company appoints the Trustee as Securities Registrar and Paying Agent with respect to the Notes. The Place of Payment for the Notes will be as specified in the Notes.

Section 3.08. No Sinking Fund

The Notes shall not be subject to Article Thirteen of the Base Indenture.

Section 3.09. Subordination

The subordination provisions of Article Eleven of the Base Indenture shall apply to the Notes, except that solely for purposes of the Notes, Section 1103 of the Base Indenture shall be amended as follows:

(a) Clauses (a) and (b) of Section 1103 of the Base Indenture shall be deleted and replaced with the following:

“(a) (1) In the event and during the continuation of any default in the payment of principal, premium, if any, or interest on any Senior Indebtedness beyond any applicable grace period with respect thereto, (2) in the event that any event of default with respect to any Senior Indebtedness shall have occurred and be continuing, permitting the direct holders of that Senior Indebtedness (or a trustee on behalf of the holders thereof) to accelerate maturity of that Senior Indebtedness, whether or not the maturity is in fact accelerated (unless, in the case of either subclause (1) or (2) of this clause (a), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded), or (3) in the event that any judicial proceeding shall be pending with respect to a payment default or event of default described in subclause (1) or (2) of this clause (a), no payment or distribution of any kind or character, whether in cash, securities or other property, shall be made by the Company on account of the principal of or interest on the Notes unless and until all amounts then due and payable in respect of such Senior Indebtedness, including any interest accrued after such event occurs, shall have been paid in full.”

(b) Clause “(c)” of Section 1103 of the Base Indenture shall be renumbered clause “(b)”; and

(c) Clause “(d)” of Section 1103 of the Base Indenture shall be renumbered clause “(c)”.

Section 3.10. Senior Indebtedness

Solely for the purposes of the Notes, the definition of “Senior Indebtedness” in Section 101 of the Base Indenture shall be deleted and replaced by the following:

“Senior Indebtedness” means the principal of, premium, if any, and interest on and any other payment due pursuant to any of the following, whether Incurred on or prior to the date hereof or hereafter Incurred:

(i) all obligations of the Company (other than obligations pursuant to the Indenture, including the Notes and the 2060 Notes) for money borrowed;

(ii) all obligations of the Company evidenced by securities, notes, debentures, bonds or other similar instruments (other than securities issued under the Indenture, including the Notes and the 2060 Notes), including obligations Incurred in connection with the acquisition of property, assets or businesses;

(iii) all capital lease obligations of the Company;

(iv) all reimbursement obligations of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company;

(v) all obligations of the Company issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which the Company or any of its subsidiaries have agreed to be treated as owner of the subject property for U.S. federal income tax purposes;

(vi) all payment obligations of the Company under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations Incurred by the Company solely to act as a hedge against increases in interest rates that may occur under the terms of other outstanding variable or floating rate indebtedness of the Company; and

(vii) all obligations of the type referred to in clauses (i) through (vi) above of another Person and all dividends of another Person the payment of which, in either case, the Company has assumed or guaranteed or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise;

provided, however, that “Senior Indebtedness” shall not include: (1) obligations to trade creditors created or assumed by the Company in the ordinary course of business, (2) indebtedness that is by its terms subordinate, or not superior, in right of payment to the Notes or (3) the Pari Passu Securities.

Section 3.11. Defeasance

The provisions of Section 1402 of the Base Indenture (relating to discharge of the Indenture) shall apply to the Notes. For purposes of Section 1404(2) of the Base Indenture as applicable to the Notes, the Opinion of Counsel referred to therein shall be an independent counsel satisfactory to the Trustee, and the words “gain or loss” in the eighth line of Section 1404(2) shall be replaced by the words “income, gain or loss”.

ARTICLE FOUR

Covenants

Section 4.01. Dividend and Other Payment Stoppages

So long as any Notes remain outstanding, (a) if the Company has given notice of its election to defer interest payments on the Notes but the related Deferral Period has not yet commenced, or (b) a Deferral Period is continuing, the Company shall not, and shall not permit any Subsidiary to:

(i) declare or pay any dividends or other distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of capital stock of the Company;

(ii) make any payment of principal of, or interest or premium, if any, on, or repay, purchase or redeem any of the Company’s debt securities that rank upon the Company’s liquidation on a parity with or junior to the Notes; or

(iii) make any guarantee payments regarding any guarantee issued by the Company of securities of any Subsidiary if the guarantee ranks upon the Company’s liquidation on a parity with or junior to the Notes;

provided, however, the restrictions in clauses (i), (ii) and (iii) above do not apply to:

(A) any purchase, redemption or other acquisition of shares of its capital stock by the Company in connection with:

(1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors;

(2) the satisfaction of the Company’s obligations pursuant to any contract entered into prior to the beginning of the applicable Deferral Period;

(3) a dividend reinvestment or shareholder purchase plan; or

(4) the issuance of shares of the Company’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction, the definitive agreement for which is entered into prior to the applicable Deferral Period;

(B) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or shares of the capital stock of one of its Subsidiaries, for any other class or series of the Company’s capital stock, or of any class or series of the Company’s indebtedness for any class or series of the Company’s capital stock;

(C) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such shares or the securities being converted or exchanged;

(D) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto; or

(E) any dividend in the form of stock, warrants, options or other rights where the dividend stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock; or

(F) (i) any payment of current or deferred interest on Parity Securities that is made pro rata to the amounts due on such Parity Securities (including the Notes) and (ii) any payments of principal or current or deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities.

For the avoidance of doubt, notwithstanding anything herein to the contrary, no terms of the Notes will restrict in any manner the ability of any of the Subsidiaries to pay dividends or make any distributions to the Company or to any other Subsidiaries.

ARTICLE FIVE

Redemption of the Notes

Section 5.01. Redemption

(a) The Notes shall be redeemable in accordance with the procedures set forth in Article Twelve of the Base Indenture:

(i) in whole at any time or in part from time to time during the three-month period prior to, and including, October 1, 2030, or the three-month period prior to, and including, each subsequent Interest Reset Date, in each case at 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to but excluding the Redemption Date, provided that no partial redemption shall be effected unless at least $25 million aggregate principal amount of the Notes, excluding any Notes held by the Company or any of its Affiliates, shall remain outstanding after giving effect to such redemption;

(ii) in whole, but not in part, at any time within 90 days after the occurrence of a Tax Event or a Regulatory Capital Event at 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to but excluding the Redemption Date; or

(iii) in whole, but not in part, at any time within 90 days after the occurrence of a Rating Agency Event at 102% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to but excluding the Redemption Date;

provided, in each case, that all accrued and unpaid interest, including deferred interest (and compounded interest) shall have been paid in full on all Outstanding Notes for all Interest Periods ending on or before the Redemption Date. In the event the Notes are treated as “Tier 2 capital” (or a substantially similar concept) under the capital rules of any Capital Regulator applicable to the Company, any redemption of the Notes shall be subject to the Company’s receipt of any required prior approval from such Capital Regulator and to the satisfaction of any conditions set forth in those capital rules or any other applicable regulations of any other Capital Regulator that are or will be applicable to the Company’s redemption of the Notes.

(b) Solely for the purposes of the Notes, the number 30 in the first sentence of Section 1204 of the Base Indenture shall be deleted and replaced by the number 10.

(c) In no event, shall the Trustee be responsible for monitoring the ratings of the Notes or an occurrence of a Rating Agency Event.

ARTICLE SIX

Original Issue of Notes

Section 6.01. Calculation of Original Issue Discount

If during any calendar year any original issue discount shall have accrued on the Notes, the Company shall file with each Paying Agent (including the Trustee if it is a Paying Agent) promptly at the end of each calendar year (a) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Notes as of the end of such year and (b) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time, or Treasury Regulations enacted thereunder, or other administrative or judicial guidance.

ARTICLE SEVEN

Supplemental Indentures

Section 7.01. Supplemental Indentures without Consent of Holders

Solely for purposes of the Notes, Section 901 of the Base Indenture shall be deleted and replaced with the following:

“Section 901. Supplemental Indentures without Consent of Holders.

Without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may supplement or amend the Indenture for any of the following purposes:

(1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Notes; or

(2) to add to or modify the covenants of the Company for the benefit of the Holders of Notes or to surrender any right or power herein conferred upon the Company (including the Company’s surrendering, without limitation, of any redemption right, including the Company’s right to redeem the Notes upon the occurrence of the Rating Agency Event); provided that no such amendment or modification may add Events of Default or acceleration events with respect to the Notes; or

(3) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the Notes; or

(4) to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein or in any supplemental indenture, or to make any other provisions with respect to matters or questions arising under this Indenture, provided such action shall not adversely affect the interests of the Holders of Notes in any material respect; or

(5) to make any changes to the Indenture in order to conform the Indenture to the final prospectus supplement provided to investors in connection with the offering of the Notes.”

Section 7.02. Supplemental Indentures with Consent of Holders

Solely for purposes of the Notes, clauses (1) through (3) of Section 902(a) of the Base Indenture shall be deleted and replaced with the following clauses (1) through (6):

“(1) change the Stated Maturity of any payment of principal of or interest (including any additional interest) on the Notes;

(2) change the manner of calculating payments due on the Notes in a manner adverse to Holders (it being understood that making changes to Five-year Treasury Rate as provided in the definition therein will not be deemed adverse to the Holders);

(3) reduce the requirements contained in the Indenture for quorum or voting;

(4) change the Place of Payment for any payment on the Notes that is adverse to the Holders or change the currency in which any payment on the Notes is payable;

(5) impair the right of any Holder to institute suit for the enforcement of any payment on the Notes;

(6) reduce the percentage in principal amount of Outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults hereunder and their consequences;

(7) reduce the principal amount of, the rate of interest on or any premium payable upon the redemption of the Notes; or

(8) modify any of the provisions of this Section.”

ARTICLE EIGHT

Miscellaneous

Section 8.01. Effectiveness

This Supplemental Indenture will become effective upon its execution and delivery.

Section 8.02. Successors and Assigns

All covenants and agreements in the Base Indenture, as supplemented and amended by this Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.

Section 8.03. Effect of Recitals and Rights of Trustee

The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof. In no event, shall the Trustee be the Calculation Agent, nor shall it have any liability for any determination made by or on behalf of such Calculation Agent.

Section 8.04. Ratification of Indenture

The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 8.05. Tax Treatment

The Company and, by acceptance of the Notes or a beneficial interest in the Notes, each Holder and beneficial owner of a Note agree to treat the Notes as indebtedness for United States federal income tax purposes.

Section 8.06. Governing Law

This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

Section 8.07. Severability

If any provision of the Base Indenture, as supplemented and amended by this Supplemental Indenture, shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatever.

Section 8.08. Consequential Damages, Force Majeure and FATCA

(a) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(b) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, so long as the Trustee maintains and updates from time to time business continuation and disaster recovery procedures that it determines meet the standards of the industry; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(c) The Company agrees (i) to provide the Trustee with such reasonable information as it has in its possession and that is specifically requested by the Trustee to enable the Trustee to determine whether any payments pursuant to this Supplemental Indenture are subject to the withholding requirements described in Section 1471(b) of the U.S. Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof (“Applicable Law”), and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under this Supplemental Indenture to the extent necessary to comply with Applicable Law, for which the Trustee shall not have any liability.

* * *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Meha Jain
Name: Meha Jain
Title: Vice President and Assistant Treasurer

[Signature Page to Fourteenth Supplemental Indenture]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien
Name: Laurence J. O’Brien
Title: Vice President

[Signature Page to Fourteenth Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No.	Principal Amount: $

Issue Date:	CUSIP: 744320 BH4

PRUDENTIAL FINANCIAL, INC.

3.700% FIXED-TO-FIXED RESET RATE JUNIOR SUBORDINATED NOTES DUE 2050

Prudential Financial, Inc., a corporation organized and existing under the laws of the State of New Jersey (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to or registered assigns, the principal sum of dollars ($            ) on October 1, 2050 (the “Maturity Date”), or if such day is not a Business Day (as defined below), the following Business Day and no interest will accrue as a result of the postponement.

The Company further promises to pay interest on said principal sum (i) from and including August 21, 2020 to, but not including, October 1, 2030 at the rate of 3.700% per annum and (ii) from and including September 1, 2030, during each Interest Reset Period, at the rate equal to the Five-year Treasury Rate as of the most recent Reset Interest Determination Date, plus 3.035% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months) semi-annually in arrears on April 1 and October 1 of each year, commencing on

April 1, 2021, and on the Maturity Date (each such date, an “Interest Payment Date”), subject to deferral as set forth herein. In the event that any Interest Payment Date falls on a day that is not a Business Day, the interest payment due on that date will be postponed to the next day that is a Business Day, and no interest will accrue as a result of that postponement. A “Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (iii) a day on which the Corporate Trust Office is closed for business. Defaulted Interest and interest deferred pursuant to said Indenture will bear additional interest to the extent permitted by law, at the rate in effect from time to time, from and including the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, as provided in said Indenture, will be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 15 or September 15 (in each case, whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid, in the case of deferred interest, as provided in the following paragraph, and otherwise to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Unless the Company has redeemed all of the outstanding Notes as of the Initial Interest Reset Date, the Company shall appoint a calculation agent (the “Calculation Agent”) with respect to the Notes prior to the Reset Interest Determination Date preceding the Initial Interest Reset Date. The Company or any of its affiliates may assume the duties of the Calculation Agent. The applicable interest rate for each Interest Reset Period will be determined by the Calculation Agent as of the applicable Reset Interest Determination Date. If the Company or one of its affiliates is not the Calculation Agent, the Calculation Agent shall notify the Company of the interest rate for the relevant Interest Reset Period promptly upon such determination. The Company shall notify the Trustee of such interest rate, promptly upon making or being notified of such determination. The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Interest Reset Period beginning on or after the Initial Interest Reset Date will be conclusive and binding absent manifest error, will be made in the Calculation Agent’s sole discretion and, notwithstanding anything to the contrary in the Indenture or this Note, will become effective without consent from any other person or entity. Such determination of any interest rate and calculation of the amount of interest will be on file at the Company’s principal offices and will be made available to any Holder upon request.

So long as no Event of Default with respect to this Security has occurred or is continuing, the Company shall have the right at any time during the term of this Security to defer payment of interest on this Security for one or more consecutive Interest Periods that do not exceed five years for any single Deferral Period, during which the Company shall have the right to make partial payments of interest on any Interest Payment Date, and at the end of which the Company shall pay all interest then accrued and unpaid; provided, however, that no Deferral Period shall extend beyond the Maturity Date or the earlier accelerated maturity date arising from an Event of Default or redemption of this Security. Upon the termination of any Deferral Period and upon the payment of all deferred interest then due, the Company may elect to begin a new Deferral Period, subject to the above requirements.

So long as any Securities of this series remain outstanding, if the Company has given notice of its election to defer interest payments on the Securities but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Company shall not, and shall not permit any Subsidiary to, (i) declare or pay any dividends or other distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of the Company’s capital stock, (ii) make any payment of principal of, or interest or premium, if any, on or repay, purchase or redeem any debt securities of the Company that rank upon the Company’s liquidation on a parity with this Security (including the Company’s 4.125% Junior Subordinated Notes due 2060, the Company’s 5.625% Junior Subordinated Notes due 2058, the Company’s 5.700% Fixed-to-Floating Rate Junior Subordinated Notes due 2048, the Company’s 4.500% Fixed-to-Floating Rate Junior Subordinated Notes due 2047, the Company’s 5.375% Fixed-to-Floating Rate Junior Subordinated Notes due 2045, the Company’s 5.875% Fixed-to-Floating Rate Junior Subordinated Notes due 2042, the Company’s 5.625% Fixed-to-Floating Rate Junior Subordinated Notes due 2043, the Company’s 5.20% Fixed-to-Floating Rate Junior Subordinated Notes due 2044, the Company’s 5.75% Junior Subordinated Notes due 2052 and the Company’s 5.70% Junior Subordinated Notes due 2053, the “Pari Passu Securities”) or junior to this Security or (iii) make any guarantee payments regarding any guarantee issued by the Company of securities of any Subsidiary if the guarantee ranks upon the Company’s liquidation on a parity with or junior to this Security (other than (a) any purchase, redemption or other acquisition of shares of its capital stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors, (2) the satisfaction of the Company’s obligations pursuant to any contract entered into prior to the beginning of the applicable Deferral Period, (3) a dividend reinvestment or shareholder purchase plan, or (4) the issuance of shares of the Company’s capital stock, or securities convertible into or exercisable for such shares, as consideration in an acquisition transaction entered into prior to the applicable Deferral Period, (b) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its Subsidiaries, for any other class or series of its capital stock, or of any class or series of its indebtedness for any class or series of its capital stock, (c) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such shares or the securities being converted or exchanged, (d) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto, (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock, or (f) (1) any payment of current or deferred interest on Parity Securities that is made pro rata to the amounts due on such Parity Securities (including the Notes), and (2) any payments of principal or current or deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities).

The Company shall give written notice of its election to commence or continue any Deferral Period to the Trustee and the Holders of all Securities of this series then Outstanding at least one Business Day and not more than 60 Business Days before the next Interest Payment Date. Such notice shall be given to the Trustee and the Holder of this Security at such Holder’s address appearing in the Security Register by first-class mail, postage prepaid (or, as long as the Notes are held through DTC, such notice shall be transmitted in accordance with applicable procedures of DTC).

Payment of the principal of (and premium, if any) and interest on this Security will be made at the paying agency office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such bank account number as may be designated by the Person entitled thereto as specified in the Securities Register in writing not less than ten days before the relevant Interest Payment Date.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on such Holder’s behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee such Holder’s attorney-in-fact for any and all such purposes. Each Holder hereof, by such Holder’s acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

The Company and, by acceptance of this Security or a beneficial interest in this Security, each Holder and beneficial owner of this Security agree to treat this Security as indebtedness for United States federal income tax purposes.

By acceptance of this Security or a beneficial interest in this Security, each Holder hereof and any person acquiring a beneficial interest herein, agree that either (A) no portion of the assets used by such purchaser to acquire and hold this Security or a beneficial interest in this Security constitutes assets of any (i) employee benefit plan subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) any plan, individual retirement accounts and other arrangement subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement within the meaning of Section 3(42) of ERISA as modified by 29 CFR § 2510.3-101 or under any applicable Similar Laws or (B) the purchase and holding of this Security or a beneficial interest in this Security by such purchaser will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual, facsimile or electronic signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Date:

PRUDENTIAL FINANCIAL, INC.

By:
Name:
Title:

Attest: ___________________

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within mentioned Indenture.

Date:

THE BANK OF NEW YORK MELLON, as Trustee

By
Authorized Officer

(FORM OF REVERSE OF NOTE)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under the Indenture, dated as of June 17, 2008 (herein called the “Base Indenture”), between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), as amended and supplemented by the Fourteenth Supplemental Indenture, dated as of August 21, 2020, between the Company and the Trustee (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), to which Indenture and all other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company, the holders of the Senior Indebtedness and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. By the terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest, rank and in any other respect provided in the Indenture.

All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Securities of this series shall be redeemable at the election of the Company in accordance with the terms of the Indenture. In particular, this Security is redeemable:

(a) in whole at any time or in part from time to time during the three-month period prior to, and including, October 1, 2030, or the three-month period prior to, and including, each subsequent Interest Reset Date, in each case at 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest to but excluding the Redemption Date; provided that if the Securities of this series are not redeemed in whole, at least $25 million aggregate principal amount of the Outstanding Securities of this series remain outstanding after giving effect to such redemption;

(b) in whole, but not in part, at any time within 90 days after the occurrence of a Tax Event or a Regulatory Capital Event, at a redemption price equal to 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest to but excluding the Redemption Date; or

(c) in whole, but not in part, at any time within 90 days after the occurrence of a Rating Agency Event, at a redemption price equal to 102% of the principal amount of the Securities being redeemed plus accrued and unpaid interest to but excluding the Redemption Date.

Notwithstanding the foregoing, the Company may not redeem the Securities of this series unless all accrued and unpaid interest, including deferred interest (and compounded interest), has been paid in full on all Outstanding Securities of this series for all Interest Periods ending on or before the Redemption Date.

In the event of a redemption of this Security in part only, a new Security or Securities of this Series and of a like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

No sinking fund is provided for the Securities.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, if an Event of Default as set forth in the Indenture occurs, the principal amount of the Securities shall automatically become due and payable; provided that in any such case the payment of principal and interest on such Securities shall remain subordinated to the extent provided in Article Eleven of the Base Indenture.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 1002 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee shall have the right to treat and shall treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities are issuable only in registered form without coupons in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Securities are exchangeable for a like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.

THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this

Security to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

hereby irrevocably constituting and appointing_____________________________________________________________________ agent to transfer this Security on the books of the Securities Registrar. The agent may substitute another to act for him or her.

Dated:

Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Security)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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